Contents
To Our Shareholders	3
Financial and Operational Discussion	10
Earnings Webcast and Conference Call	15
Statements of Operations	16
Investor Notice	19
Forward-Looking Statements	19

Key Highlights

Revenues increased 92% to $252.4 million
IN Q3 2025
from $131.6 million in Q3 2024.

Net income (loss) increased to $123.1 million
IN Q3 2025
from ($124.8) million in Q3 2024.

Adjusted EBITDA increased 1,671%
$395.6 MILLION
compared to $22.3 million in Q3 2024.

Cost/petahash per day improved by 15%
IN Q3 2025
from Q3 2024.

Energized hashrate ("EH/s") increased 64%
TO 60.4 EH/S IN Q3 2025
from 36.9 EH/s in Q3 2024.

Bitcoin holdings increased 98%
TO 52,850 BTC (C. $6.0B)
Including 17,357 BTC loaned, actively managed and pledged as collateral as of September 30, 2025.

Total blocks won increased 5% to 633
IN Q3 2025
from 604 in Q3 2024.

Purchased energy cost per BTC $39,235
IN Q3 2025
for our owned sites.

Cost per kWh: $0.04
FOR Q3 2025.

Mined 2,144 BTC and purchased 2,257 BTC
IN Q3 2025.

        SHAREHOLDER LETTER Q3 2025                                                                                                                3

To Our Shareholders
We believe electrons are the new oil, and energy is becoming the defining resource of the digital economy. Just as oil fueled the industrial age, electricity now powers the digital one, and those who control abundant, low-cost energy hold the key to generating both value and intelligence. From Bitcoin mining to artificial intelligence (AI), every digital system requires energy to create economic output. At MARA, our mission is to harness massive volumes of low-cost power and channel them toward their most productive use cases, whether that be Bitcoin mining where load flexibility is key, or AI where lowest cost per token is key.
The convergence of energy and compute is reshaping global markets. As AI becomes institutionalized and bitcoin secures its role as a strategic store of value, energy emerges as the foundational input that unites both systems.

The Institutionalization of Bitcoin
Bitcoin has entered its institutional phase. Global financial leaders, from BlackRock to JP Morgan, are integrating Bitcoin into traditional financial frameworks as products and services. Even long-standing skeptics have acknowledged its permanence as a store of value. For the first time, the financial system recognizes what Bitcoin miners have known all along: that Bitcoin is digital energy, a mechanism to capture, store, and transmit value.
MARA’s leadership in Bitcoin mining places us at the center of this structural shift. We operate a global fleet of energy-to-
value infrastructure, transforming power directly into Bitcoin held on our balance sheet. This capability, to convert raw energy into a monetary instrument, forms the foundation of our broader strategy to transform energy into intelligence.
From Value to Intelligence
Artificial intelligence represents the next phase of this evolution. Intelligence itself is a product of energy and compute.
Every insight produced by an AI model, every inference, has a cost measured in units of data processed – aka “tokens.”
Obtaining the lowest cost per token of inference is the primary economic driver of AI. Lowering that cost determines how much intelligence an enterprise can afford to generate. Cost per token is driven by a combination of the cost of energy and the cost of compute, which is the exact same economic driver as the mining of bitcoin.
This is where MARA’s energy expertise becomes our strategic advantage. As AI model usage grows exponentially and inference demand accelerates, we believe energy, not compute, becomes the primary constraint. Over time, the cost of compute will decrease dramatically as technology shifts from GPUs to ASICs (custom chips specialized at inference) and foundation models (LLMs) become open-sourced, resulting in cost of energy remaining the only constant. We are already seeing the start of lower cost compute as new vendors and open-sourced models enter the market. By owning low-cost, reliable power, we believe MARA is positioned to convert that power into scalable intelligence at an efficient marginal cost per token. We see energy ownership as the foundation of competitive advantage in AI, just as it is in Bitcoin.
Building the Hybrid Model
Our vision is to integrate these two energy pathways, Bitcoin and AI, into a single platform that captures the full value of energy conversion. Bitcoin mining monetizes underutilized energy, stabilizing grids and creating a financial store of value.
AI inference transforms that same energy into insights that increase economic productivity and value (e.g., improved decision making, reduced downtime, and better utilization of production assets). By bringing Bitcoin mining and AI together, we aim to maximize the value of every megawatt hour we manage.
        SHAREHOLDER LETTER Q3 2025                                                                                                                4
MARA’s planned expansion into AI/HPC is a deliberate evolution. By 2030, there will be an approximately three-fold increase in AI power demand, but AI is scaling faster than the grid. MARA has been living in this future for years – securing high quantities of low-cost energy, rapidly deploying compute, and optimizing operational efficiency. We seek to extract the most value from every electron, and we are now applying our Bitcoin mining expertise to leverage our energy and data center assets to build the next generation of AI infrastructure. Our mission remains the same: to harness large volumes of power and channel them toward their most productive use cases, whether that be Bitcoin mining or AI/HPC.
Energy, Sovereignty, and Intelligence
As enterprises and governments rethink how they manage data and inference, a new trend is emerging: repatriation from public clouds to private infrastructure. The reasons are clear: control, predictability, and trust. Public hyperscalers offer scale, but they also introduce dependency, cost variability, and data exposure. In contrast, private and sovereign clouds deliver locality, security, and compliance, essential attributes for AI workloads that involve sensitive data or national infrastructure. Through our pending acquisition of Exaion, a subsidiary of EDF, MARA seeks to advance this shift by leveraging Exaion’s deep expertise in AI and private cloud operations, extending our capabilities into enterprise-grade inference, and data management. Together, we aim to build a new kind of cloud, one that is AI-optimized, efficient, and secure by design.
In parallel, the initiative we announced today with MPLX, a separately traded public company formed by Marathon
Petroleum Corporation, anchors the other side of our strategy: control our own power generation. Through our planned development of integrated power and data campuses in West Texas, we are positioning MARA to pair lower-cost natural gas and renewable generation with advanced compute infrastructure. This model vertically integrates the full energy stack, from fuel to compute, promoting both lower-cost power and operational resilience.
Owning the means of energy production gives MARA the flexibility to determine where and how each megawatt is deployed to optimize its value, whether to mine bitcoin, power AI inference, or balance the grid. Profit per megawatt hour becomes the key performance indicator that will measure our efficiency in converting energy into value.
From Energy to Intelligence: Deploying the First AI Inference Racks
Artificial intelligence is now the fastest growing source of energy demand in the world, and the economics of compute are shifting from cost per chip to cost per token. Every inference consumes electricity, making energy efficiency the defining factor in how much intelligence can be generated per dollar.
        SHAREHOLDER LETTER Q3 2025                                                                                                                5
MARA’s large scale power operations gives us a distinct advantage, as the same energy and data center infrastructure that transforms energy into bitcoin will soon be used to produce intelligence. To prove this, we deployed AI inference racks and compute at our Granbury site this quarter, the beginning of our effort to leverage MARA ‘s infrastructure for high-performance compute applications beyond Bitcoin mining.
This milestone marks the beginning of MARA’s evolution from a pure-play Bitcoin miner into a digital infrastructure company. It validates our ability to redirect power toward the most productive uses, whether storing value through bitcoin or generating intelligence through inference.
MARA plans to power the next era of compute, one where energy, value, and intelligence are fundamentally intertwined.
Two strategic initiatives advance our mission.
The first is our previously announced agreement to acquire a majority stake in Paris-based Exaion, a subsidiary of EDF, one of the world’s largest low-carbon energy producers. Once regulatory approvals are complete and closing conditions have been met, we expect that Exaion will provide MARA with foundational expertise in tier III/IV data center management and
AI/HPC.  We believe Exaion’s expertise and technology will position us as a credible partner for enterprises and compute providers, enabling us to extend our reach beyond mining into private cloud and inference-as-a-service applications more rapidly.
While we continue to execute around AI inference and edge compute, our current capacity of 1.8 GW provides us the opportunity to expand inference on the edge, AI/HPC and Bitcoin mining. As we have previously stated, we expect to pursue sovereign AI inference at the edge, a capital-efficient strategy centered on smaller, purpose-built data centers that align with our energy expertise and leverage our infrastructure capabilities along with Exaion’s expertise and technology.
This model avoids the heavy upfront CapEx of speculative hyperscale builds while positioning MARA to participate in a growing inference market that offers recurring, high-margin potential.
We are jointly announcing a collaboration with MPLX LP (NYSE:MPLX), a separately traded public company formed by Marathon Petroleum Corporation (NYSE:MPC), the largest petroleum refinery operator in the United
States, to develop and operate multiple integrated power generation facilities and advanced data center campuses in West Texas. This initiative brings together MPLX’s Delaware Basin natural gas resources with MARA’s expertise in digital energy infrastructure to establish a dependable, scalable, and cost-efficient power foundation for our expanding compute operations.
Together, Exaion and MPLX connect the two sides of our business: energy and compute. One extends our reach into enterprise-grade AI infrastructure; the other strengthens our control over energy generation. Combined, we expect these initiatives will deepen MARA’s expertise in transforming how energy is created, managed, and monetized.
Our strategy remains grounded in ownership: of energy assets, of sites, and of the technologies that convert power into value. By driving toward low-cost energy, we enhance both efficiency and economic resilience while capturing more value from every megawatt we manage. Bitcoin mining remains a cornerstone of this model, a proven digital energy technology that monetizes underutilized energy and a foundation for how we store value directly on our balance sheet.
As we strengthen this foundation, we remain mindful of the broader macro environment. Bitcoin has traded in a relatively narrow range since the end of Q2 with intermittent volatility to both up and downside, suggesting a period of consolidation characterized by institutional inflows to ETF/ETP products, balanced by some long-term holder profit taking at peaks. With the Federal Reserve cutting interest rates, and M2 money supply expanding, liquidity conditions are improving. However, uncertainty in global trade dynamics and signs that tech-heavy equity markets may be peaking suggest a period of Bitcoin consolidation with bouts of volatility.
        SHAREHOLDER LETTER Q3 2025                                                                                                                6
Regardless of market conditions, our trajectory remains the same: building long-term value through energy ownership, operational excellence, and disciplined execution. We continue to advance toward our target of 75 EH/s of energized hashrate by year-end 2025, while pursuing additional opportunities to maximize the value of every megawatt we manage.
In the future, we plan to evaluate each megawatt’s return profile across Bitcoin mining, grid participation, and AI workloads. Our North Star is directing power to where it delivers the greatest long-term value and maximizes profit per megawatt hour.
Internationally, we are expanding our footprint and deepening our relationships.
Over the past year, we have dedicated a significant amount of our time to Europe and the Middle East, where we believe there is tremendous opportunity to deploy our model of combining energy and compute. Through our CEO and management team’s engagement with governments and major global power companies, we have established strong foundations for international growth. Early initiatives, such as our pending acquisition of Exaion, demonstrate the progress of these efforts, and we expect the robust pipeline to mature over time. We believe this will position MARA as a key global player in the integrated energy and compute market, supporting our long-term goal of deriving 50% of our revenue from international operations by 2028.
In Europe, our solutions are being recognized as innovative approaches to addressing the region’s energy challenges. We recently welcomed Gérard Mestrallet, President Macron’s special envoy on energy to the Middle East, a former board member of Saudi Electric Company, and a well-respected energy leader, as an advisor to MARA. We believe his extensive experience and strong relationships will enhance our international strategy and broaden our presence in key global energy markets.
Deep discussions with the world’s biggest energy companies are unlocking new, large-scale opportunities for MARA.
Engagements with global supermajors now represent a significant pipeline of potential projects, underscoring the pivotal role we can play in helping energy producers monetize underutilized power by integrating compute into their infrastructure. Together with our ongoing site energizations and infrastructure upgrades, this growing pipeline highlights the scale and ambition with which MARA is building for the future.
Exaion marks a pivotal step in MARA’s evolution toward delivering secure cloud and AI/HPC solutions.
“Private cloud is emerging as a strategic choice for organizations seeking more control, predictability, locality, and customization for data and analytics needs. Enterprises are turning to private cloud to address public cloud challenges like unpredictable costs, limited customization, data sovereignty, and vendor lock-in. Gartner reports a 48% increase in private cloud inquiries over the past year.”
– Gartner, Private Cloud Emerges As a Strategic Alternative to Enable D&A Use Cases, October 2025.
In August, MARA signed an agreement to acquire a stake of approximately 64% in Exaion. As a subsidiary of EDF, Exaion brings deep expertise in secure AI infrastructure and long-standing partnerships with leading global energy companies.
The transaction and capital injection, valued at approximately $168.0 million, includes an option to increase MARA’s ownership to 75% by 2027 and is expected to close shortly after receiving regulatory approvals that we expect to receive in Q4.
Exaion develops and operates HPC data centers that provide cloud and AI inference services, complementing MARA’s core strengths in energy optimization and large-scale infrastructure management. This move comes as enterprises place growing emphasis on air-gapped data and secure AI infrastructure, with Gartner forecasting that by 2028, over half of multinational enterprises will have established formal digital sovereignty strategies.
        SHAREHOLDER LETTER Q3 2025                                                                                                                7
Through this investment, we expect to deepen our AI technical capabilities and extend our reach internationally. By integrating Exaion’s enterprise-grade solutions with MARA’s global platform and experience operating large flexible loads, we aim to build a new kind of cloud — one that is AI-ready, secure, and resilient.
Subsequent to quarter-end, we also deployed the first ten racks of AI inference compute at our Granbury site within a modular non-water-cooled containerized data center. This site currently has 300MW of nameplate capacity, with potential opportunities to expand our growing AI inference business in combination with our
Bitcoin mining operations at the site.
This milestone marks a significant step forward in proving out our AI infrastructure and next-generation inference hypothesis. It also demonstrates the versatility of our platform, highlighting that our mining sites can be repurposed to support high-value AI workloads alongside Bitcoin mining.
“The core stance is that a workload-first approach—using private cloud for sensitive or critical AI workloads—helps balance agility, cost, and operational requirements for greater competitive advantage.”
– Gartner, Private Cloud Emerges As a Strategic Alternative to Enable D&A Use Cases, October 2025.
Today, we are advancing our strategy to secure key energy infrastructure through a joint initiative with MPLX
LP (NYSE:MPLX), a separately traded public company formed by Marathon Petroleum Corporation
(NYSE:MPC), to develop and operate multiple integrated power generation facilities and state-of-the-art data center campuses in West Texas.
Under this initiative, MPLX will provide long-term access to lower-cost natural gas at scale, where MARA will develop on-
site power generation and compute infrastructure. The initial capacity is expected to reach ~400 MW, with the option to expand up to 1.5 GW across three planned sites.
We expect this initiative to build on MARA’s strategy to pair mining with power generation and grid connectivity to create a dynamic, low-cost operating model. Grid interconnectivity enables flexibility to maximize the value of every unit of energy, helping to keep our effective cost of power among the lowest in the industry. Owning power is a critical component of this strategy—it gives us greater control, stability, and resilience in a volatile energy market. We expect our initiative with MPLX will provide a natural hedge: when electricity prices rise, we can sell more power and generate higher revenues; when prices fall, we consume more energy for mining and produce more Bitcoin. In this model, electrons are the new oil, a core asset driving both profitability and innovation across our operations. By securing access to lower-cost energy and vertically integrating power generation, we expect to further reduce our cost per petahash, enhance gross margins, and position the company for long-term growth as it expands into high-performance computing and AI-driven workloads.
We are evaluating prospective sites to support modular AI and HPC data centers alongside mining operations, creating optionality for future AI inference workloads. MARA’s approach is to deploy smaller, modular facilities directly at low-cost power sites instead of building hyperscale campuses. This distributed model allows us to capture value at the inference layer while continuing to monetize mining and grid sales. This modular structure also gives MARA the optionality to shift capacity toward HPC over time as economics and infrastructure maturity support greater AI utilization. We believe MARA is positioned to capitalize on a key structural advantage as power becomes the primary constraint in AI growth.
While we continue to recognize the long-term potential of two-phase immersion and direct-to-chip cooling, we have exited near-term investment in these technologies to focus resources on opportunities with more immediate and higher-
        SHAREHOLDER LETTER Q3 2025                                                                                                                8
return potential. The market for large-scale two-phase systems remains early in its development and several years from broad commercial adoption.
As we continue to expand our energy and compute platforms, our foundation remains rooted in Bitcoin.
MARA remains one of the largest holders of bitcoin in the world, and it continues to be a core pillar of our business and a key driver of long-term value. Our holdings increased to 52,850 BTC at the end of September, with 2,144 BTC mined throughout the quarter, reflecting the strength of our operations.
We are not a bitcoin treasury company. Unlike others who rely on market purchases, MARA maximizes the value of energy by producing bitcoin directly through mining, aligning our treasury with our core operations as a digital energy company.
On the financial front, we continue to operate with discipline and transparency. We remain focused on improving free cash flow through ongoing cost optimization, site-level efficiency gains, and disciplined capital allocation. We have begun opportunistically monetizing bitcoin from production to fund operating expenses and aim to limit reliance on our ATM to support growth initiatives, helping to mitigate shareholder dilution.
We are also actively managing a small portion of our bitcoin holdings through trading, which may introduce fluctuations into wallet balances, while the majority of our activated bitcoin remains invested in our lending program. To streamline our communications, we will no longer publish monthly production reports and will share this information on a quarterly basis.
Investors can continue to monitor our MARA Pool production in real-time on the mempool (mempool.space).
We rescheduled our investor day to ensure we would be able to provide a more complete view of MARA’s long-term strategy. It is important that we can discuss Exaion’s impact on our business in detail and demonstrate how it strengthens our position as a digital infrastructure provider.
Finally, we continue to strengthen MARA’s position at the intersection of energy, technology, and policy. Our recent government summit, which included representatives from the White House and other global institutions, underscores our role as a trusted industry leader helping to shape the future of digital infrastructure and energy integration at the highest levels of government and enterprise.
In conclusion
        SHAREHOLDER LETTER Q3 2025                                                                                                                9
As MARA continues to scale and broaden its scope, our value extends across multiple dimensions of digital infrastructure.
Our core strength in Bitcoin mining, supported by one of the largest corporate bitcoin treasuries in the world, remains central. But it is now reinforced by international expansion through Exaion, strategic energy initiatives like MPLX, and a growing portfolio of opportunities that pair power assets with compute. We expect that each of these pillars will add measurable and complementary value to our business.
Our leadership in mining is anchored in efficiency and scale, underpinned by consistently high uptime across our fleet and steady growth in megawatts under management. Upon closing, we believe Exaion will position us to expand in Europe with credibility and scale, while MPLX will validate our ability to replicate fuel-to-compute at gigawatt levels with investment-grade partners. Together with our disciplined approach to energy and operations, these milestones move us closer to our long-term vision: owning generation assets, driving toward low-cost energy, and maximizing the value of every megawatt we control. Over the next three to five years, our goal is to evolve into a vertically integrated digital infrastructure operator combining energy generation, Bitcoin mining, and AI compute under one scalable platform.
What unites these efforts is our culture, a focus on continuous improvement, operational discipline, and the ability to adapt as compute and energy converge. With talented people across the company and growing engagement with investors, regulators, and energy leaders, MARA is executing with clarity and confidence. We recognize that the market has yet to fully value our diversification into owned energy and modular compute, and we believe continued execution across these platforms will close that gap over time.
I want to thank our employees for their extraordinary dedication and relentless work this quarter. The energy and commitment power, the progress we have achieved, and the opportunities we continue to unlock. To our shareholders, thank you for your continued support as we build MARA into the world’s leading digital energy and infrastructure company.
Sincerely,
MARA Chairman & CEO
        SHAREHOLDER LETTER Q3 2025                                                                                                                10

Third Quarter Financial and Operational Discussion
Highlights
–Q3 2025 delivered record revenue and energized
hashrate of 60.4 EH/s as of quarter end — the highest in
the company’s history.
–Revenues increased 92% to $252.4 million in Q3 2025
from $131.6 million in Q3 2024.
–Cost per kWh remained at $0.04 for our owned sites in
Q3 2025. Purchased energy cost per bitcoin was
$39,235 in Q3 2025 from $32,433 in Q3 2024 due to
network difficulty.
–Cost per petahash per day improved 15% from $37.0 in
Q3 2024 to $31.3 in Q3 2025.
–Net income increased to $123.1 million, or $0.27 per
diluted share, in Q3 2025 from net loss of ($124.8) million, or ($0.42) per diluted share, in Q3 2024. Net income
during the quarter includes $343.1 million gain on fair
value of digital assets.
–Adjusted EBITDA increased to $395.6 million in Q3 2025
from $22.3 million in Q3 2024.
–For the quarter, total blocks won increased 5% in Q3
2025 to 633 from 604 in Q3 2024.
–Energized hashrate increased 64% to 60.4 EH/s in Q3
2025 from 36.9 EH/s in Q3 2024. Deployed
approximately 5,000 new miners with current energy
efficiency of 18.6 joules per terahash ("J/TH") as of
September 30, 2025.
–At September 30, 2025, we held 52,850 BTC (including
bitcoin loaned, actively managed, or pledged as
collateral). During Q3 2025, we mined 2,144 BTC.
–Combined unrestricted cash and cash equivalents and
BTC (including bitcoin loaned, actively managed, or
pledged as collateral) of $6.8 billion as of September 30,
2025.
–During the quarter, we issued $1.025 billion of 0.00%
Convertible Senior Notes due 2032, and repurchased
$19.4 million of the 1.00% Senior Notes due 2026 at a
discount for $18.3 million.
–Achieved a trailing twelve-month Adjusted ROCE of 27%,
underscoring our disciplined capital allocation strategy.
–Agreed to acquire an approximate 64% ownership
interest in Exaion, a subsidiary of EDF Pulse Ventures, for
approximately $168.0 million, with the option to increase
our ownership to 75% in the future. Subject to regulatory
approvals, the acquisition is intended to expand our
capabilities into AI/HPC infrastructure and enhance our
ability to deliver secure, scalable cloud solutions.
–Subsequent to September 30, 2025, we announced a
joint initiative with MPLX, a separately traded public
company formed by Marathon Petroleum Corporation, to
develop integrated power generation and data center
campuses in West Texas.
–Deployed the first ten AI Inference racks at our Granbury
site within a non-water-cooled modular data center,
marking a significant step forward in proving out our AI
infrastructure.
Third Quarter Production Highlights

	Prior Quarter Comparison
Metric	Q3 2025	Q2 2025	% Δ
Number of Blocks Won	633	694	(9)%
BTC Produced	2,144	2,358	(9)%
Average BTC Produced per Day	23.3	25.9	(10)%
Share of Available Miners Rewards (1)	5.0%	5.7%	N/A
Energized Hashrate (EH/s) (2)	60.4	57.4	5%
1.Defined as the total amount of block rewards including transaction fees that MARA earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.
2.Defined as the amount of hashrate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline.
Hashrates are estimates based on the manufacturers’ specifications. All figures are rounded.
        SHAREHOLDER LETTER Q3 2025                                                                                                                11
REVENUE
Despite the increase in network difficulty, our revenues
increased 92% to $252.4 million from $131.6 million in the
third quarter of 2024. The increase was primarily driven
by a 88% increase in the average bitcoin price, which
contributed $113.3 million. We produced an average of
23.3 BTC each day during the quarter compared to 22.5
BTC each day in the prior year period, which resulted in
74 more BTC in the third quarter of 2025 as compared to
the prior year period. Furthermore, we saw a 5% increase
in the number of blocks won in the quarter compared to
the third quarter of last year.

Revenues
$131.6M
$214.4M
$213.9M
$238.5M
$252.4M
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

BTC Block Production
604
703
666
694
633
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

BTC USD*
$63,301
$93,354
$82,534
$107,173
$114,068
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

*Price of BTC as of last day of quarter
NET INCOME AND EARNINGS
We reported net income of $123.1 million, or $0.27 per
diluted share, in the quarter compared to net loss of
$124.8 million, or ($0.42) per diluted share, in the third
quarter of last year.
The price of BTC improved from June 30, 2025 to
September 30, 2025, resulting in earnings being
positively impacted by a gain on digital assets (including
BTC receivable) of $343.1 million during the third quarter
of 2025.

Net Income (Loss)
($124.8M)
$528.3M
($533.4M)
$808.2M
$123.1M
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

As our bitcoin holdings grow, we expect BTC price
volatility to have a greater impact on our earnings. For
example, a $10,000 change in the price of BTC would
drive a swing in earnings of nearly $530 million, solely
due to our substantial bitcoin reserves.
        SHAREHOLDER LETTER Q3 2025                                                                                                                12
PURCHASED ENERGY COSTS
We define purchased energy costs as the amount paid
to power providers for power consumed related to our
owned Bitcoin mining operations. Our purchased energy
costs in the quarter were $43.1 million compared to
$27.0 million in the prior year period. The $16.1 million
increase was primarily driven by the expansion of our
owned bitcoin mining operations through acquisitions
and a 64% growth in our total hashrate to 60.4 EH/s.
Our cost per kWh remained at $0.04 for our owned sites
in Q3 2025. Purchased energy cost per bitcoin was
$39,235 in Q3 2025 from $32,433 in Q3 2024 due to
increase in network difficulty. Our purchased energy cost
per bitcoin for owned mining sites was $39,235 for Q3
2025. Purchased energy costs may fluctuate depending
on network difficulty level and/or seasonal fluctuations in
electricity rates.
OPERATING AND MAINTENANCE COSTS
Operating and maintenance costs during the quarter
totaled $26.3 million compared to $9.4 million in the prior
year period, an increase of $16.9 million. The increase in
these costs was primarily due to higher shipping and
warehouse fees and increased labor costs from our
mining operations.
THIRD-PARTY HOSTING AND OTHER
ENERGY COSTS
Third-party hosting and other energy costs consist of co-
location services related to third-party hosted sites and
energy expenses related to mining other digital assets.
Third-party hosting and other energy costs in the quarter
were $75.7 million compared to $63.7 million in the prior
year period, an increase of $12.0 million. The increase
was primarily due to the addition of energized miners
and the expansion of third-party hosted facilities
compared to the prior year period. Our pivot from asset-
light to vertically integrated helped to reduce our
electricity cost per coin to one of the lowest in this
sector. As we transition towards a more owned and
operated model, phase out third-party hosted contracts
over time, and bring low-cost sites like wind farms online,
we expect costs on a unit basis to continue to improve.
COST PER PETAHASH
Our cost per petahash per day improved 15% from $37.0
in the third quarter of 2024 to $31.3 dollars per petahash
per day in the third quarter of 2025. Due to our shift from
an asset-light to a vertically integrated strategy, we
believe we are well-positioned to reduce our operating
costs over time as we further expand our owned
initiatives.

Daily Cost Per Petahash
-15%
$37.0
$31.7
$28.5
$28.7
$31.3
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

Energized Hashrate (EH/s)
+64%
36.9
53.2
54.3
57.4
60.4
Q3 2024
Q4 2024
Q1 2025
Q2 2025
Q3 2025

GENERAL AND ADMINISTRATIVE
In the third quarter of 2025, general and administrative
expenses, excluding stock-based compensation, was
$47.6 million compared with $35.4 million in the prior
year period. This increase in expenses was primarily due
to the continued strategic expansion of our business and
our pivot from an asset-light to a vertically integrated
model. The increase reflects the scaling of our
operations, higher personnel costs associated with
headcount growth from approximately 130 employees at
        SHAREHOLDER LETTER Q3 2025                                                                                                                13
the end of Q3 last year to 228 employees at the end of
Q3 this year and administrative fees in support of our
expanded footprint, partially offset by lower marketing-
related costs in the current period.
DEPRECIATION AND AMORTIZATION
Depreciation and amortization in the third quarter was
$167.3 million, a $65.5 million increase from the same
quarter in the prior year. The change was predominantly
the result of deploying additional mining rigs since last
year. Our energized hashrate grew 64% from 36.9 EH/s
as of Q3 2024 to 60.4 EH/s at the end of Q3 2025.
ADJUSTED EBITDA
Adjusted EBITDA in the third quarter was $395.6 million
compared to $22.3 million in the prior year period.
*including BTC loaned, actively managed and pledged as collateral
Increase in revenue, driven by higher average bitcoin
price mined at a lower cost per petahash per day and an
increase in the change in fair value of digital assets
contributed to the higher adjusted EBITDA.
BALANCE SHEET
At quarter end, we held 52,850 bitcoin, including 17,357
bitcoin loaned, actively managed, or pledged as
collateral. During Q3 2025, we mined 2,144 BTC. At
September 30, 2025, our BTC holdings were valued at
approximately $6.0 billion based on a spot price of
$114,068 per bitcoin.

BTC Holdings
26,747 BTC
44,893 BTC
47,531 BTC
49,951 BTC
52,850 BTC
Q3 2024
Q4 2024*
Q1 2025*
Q2 2025*
Q3 2025*

*including BTC loaned, actively managed and pledged as collateral
Unrestricted cash and cash equivalents totaled $826.4
million, up from $391.8 million as of December 31, 2024.
Combined, our balance of cash and BTC (including
bitcoin loaned, actively managed, or pledged as
collateral) was approximately $6.8 billion as of
September 30, 2025.

Unrestricted Cash and Cash Equivalents & Total BTC Holdings
$1,857.4M
$4,575.8M
$4,105.7M
$5,442.8M
$6,848.8M
Q3 2024
Q4 2024*
Q1 2025*
Q2 2025*
Q3 2025*

*including BTC loaned, actively managed and pledged as collateral
DIGITAL ASSET MANAGEMENT
Our strategy is distinct from other digital asset treasury
management companies. As the second largest
corporate holder of bitcoin globally, our strategy is not
merely to hold bitcoin passively, but to create
shareholder value through disciplined, risk-adjusted
deployment of our holdings. We view bitcoin as a
productive asset, a source of liquidity, return, and long-
term capital appreciation.
Our dedicated digital asset management team, made up
of seasoned professionals with decades of combined
experience from traditional finance, including hedge
funds, institutional OTC trading desks, and
cryptocurrency markets, actively manage our BTC to
support operations and strategic growth. The team is
pioneering a new era of bitcoin treasury and digital asset
management through trusted institutional
counterparties and disciplined return strategies. By
activating a portion of our holdings through lending,
structured trading arrangements, and collateralized
financing, we seek to generate incremental income that
we expect will help fund operations, expand
infrastructure, and reduce our cost of capital. Our
*including BTC loaned, actively managed and pledged as collateral strategy balances upside participation in bitcoin
appreciation with near-term cash flow generation, while
maintaining substantial liquidity to respond to market
opportunities.
        SHAREHOLDER LETTER Q3 2025                                                                                                                14
Our approach combines the potential for long-term
bitcoin appreciation with disciplined efforts to generate
return while managing risk. To a lesser extent, we have
also used bitcoin as a collateral to borrow under lines of
credit.
Historically, we have held bitcoin purchased or produced
from our mining operations. During the third quarter of
2025, we made a strategic change to our bitcoin
investment approach and may opt to sell a portion of the
bitcoin produced from our mining operations to support
our ongoing operating expenses. As part of our digital
asset management strategy, we may, from time to time,
buy and/or sell bitcoin to generate incremental return or
manage exposure to market conditions.
As of September 30, 2025, we held a total of 52,850
bitcoin, including 17,357 bitcoin that were loaned,
actively managed or pledged as collateral. As such,
approximately 33% of our total holdings were activated
through our digital asset management strategy.

MARA's BTC Holdings
Quantity
Bitcoin, unrestricted	35,493

Bitcoin - Receivable
Bitcoin - Loaned	10,377
Bitcoin - Actively Managed	1,903
Bitcoin - Pledged as Collateral	5,077
17,357
Total	52,850
In the second quarter, we entered into a SMA agreement
with an external full-service registered investment
advisor. As of September 30, 2025, a total of 1,903
bitcoin were held and actively managed within the SMA.
The SMA seeks to generate returns while limiting risk,
and maintaining liquidity with short notice, following an
initial one-year lockup. In addition, our digital asset
management team may, from time to time, engage in
various bitcoin denominated trades such as options,
futures, swaps and spot transactions to generate
additional returns on our bitcoin holdings. We can incur
losses on short term trades or positions.
CAPITAL SOURCES
On July 25, 2025, we issued $1.025 billion of 0.00%
Convertible Senior Notes due 2032 and repurchased
approximately $19.4 million in aggregate principal
amount of existing 1.00% convertible senior notes due
2026, resulting in a $1.0 million gain on extinguishment
of debt.
In 2025, we raised $571.9 million from at-the-market
("ATM") equity sales which we primarily used for miner
purchases, operating costs, acquisition of infrastructure
and for other general corporate purposes.
This additional liquidity gives us the flexibility to act
strategically, whether by acquiring more bitcoin, funding
M&A, or repaying debt. We're under no pressure to
deploy capital immediately; instead we're positioned to
act in response to market conditions in order to maximize
long-term shareholder value.
As of September 30, 2025, we held $7 billion in liquid
assets, giving us the flexibility to fund domestic growth
and pursue international expansion.
Electrons are the new oil – and we are laying the
groundwork for 2026 and beyond. We’re executing on a
pipeline of energy infrastructure projects, both in the U.S.
and internationally, and we expect these investments to
expand our capabilities while keeping costs low.
MARA Chief Financial Officer
        SHAREHOLDER LETTER Q3 2025                                                                                                                15

Earnings Webcast and Conference Call
MARA will hold a webcast and conference call today,
November 4, 2025, at 9:30 a.m. Eastern time to discuss
its financial results for the quarter ended September 30,
2025.
To register to participate in the conference call or to
listen to the live audio webcast, please use this link. The
webcast will also be broadcast live and available for
replay via the investor relations section of our website.
Earnings Webcast and Conference Call Details
Date: Tuesday, November 4, 2025
Time: 9:30 a.m. Eastern time (6:30 a.m. Pacific time)
Registration link: LINK
If you have any difficulty connecting with the conference
call, please contact MARA's investor relations team at
ir@mara.com
About MARA
MARA (NASDAQ: MARA) is a vertically integrated digital
energy and infrastructure company that leverages high-
intensity compute, such as Bitcoin mining, to monetize
excess energy and optimize power management. We are
focused on two key priorities: strategically growing by
shifting our model toward low-cost energy with more
efficient capital deployment and bringing to market a full
suite of solutions for data centers and edge inference -
including energy management, load balancing and
advanced cooling.
For more information, visit www.mara.com, or follow us
on:

Twitter	@MARAHoldings
LinkedIn	MARAHoldings
Facebook	MARAHoldings
Instagram	@MARAHoldingsinc
MARA Company Contacts:
Telephone: 1.800.804.1690
Email: ir@mara.com
MARA Media Contact:
Email: mara-jf@joelefrank.com
        SHAREHOLDER LETTER Q3 2025                                                                                                                16
MARA Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Revenues	$252,410	$131,647	$704,779	$441,984

Costs and operating expenses
Purchased energy costs	43,080	26,988	128,291	59,189
Operating and maintenance costs	26,310	9,365	68,466	40,774
Third-party hosting and other energy costs	75,664	63,694	212,876	187,280
General and administrative	85,296	58,744	264,109	181,142
Depreciation and amortization	167,312	101,859	486,950	290,969
Change in fair value of digital assets	(234,240)	(30,088)	(686,105)	(370,896)
Change in fair value of derivative instrument	4,422	58,234	(42,717)	35,235
Impairment of assets	—	—	26,253	—
Taxes other than on income	2,354	1,957	7,886	6,022
Early termination expenses	5,000	10,304	5,000	38,061
Research and development	8,716	2,813	26,560	9,124
Restructuring costs	20,905	—	20,905	—
Total costs and operating expenses	204,819	303,870	518,474	476,900
Operating income (loss)	47,591	(172,223)	186,305	(34,916)

Other income (loss)
Change in fair value of digital assets - receivable, net	108,859	—	339,339	—
Interest income	17,689	3,894	39,315	8,775
Interest expense	(12,760)	(2,342)	(35,536)	(4,967)
Equity in net earnings of unconsolidated affiliate	(1,711)	(2,133)	(2,626)	(825)
Other	1,144	(1,146)	(1,891)	1,891
Total other income (loss)	113,221	(1,727)	338,601	4,874
Income (loss) before income taxes	160,812	(173,950)	524,906	(30,042)
Income tax benefit (expense)	(37,678)	49,161	(127,010)	42,767
Net income (loss)	$123,134	$(124,789)	$397,896	$12,725
Less: net (income) loss attributable to noncontrolling interest	(6)	—	268	—
Net income (loss) attributable to common stockholders	$123,128	$(124,789)	$398,164	$12,725

Net income (loss) per share of common stock - basic	$0.33	$(0.42)	$1.13	$0.05
Weighted average shares of common stock - basic	372,073,173	294,942,685	352,315,857	277,643,666

Net income (loss) per share of common stock - diluted	$0.27	$(0.42)	$0.90	$0.05
Weighted average shares of common stock - diluted	470,126,290	294,942,685	450,081,096	282,651,034
        SHAREHOLDER LETTER Q3 2025                                                                                                                17

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Reconciliation to Adjusted EBITDA:
Net income (loss) attributable to common stockholders	$123,128	$(124,789)	$398,164	$12,725
Interest income, net	(4,929)	(1,552)	(3,779)	(3,808)
Income tax expense (benefit)	37,678	(49,161)	127,010	(42,767)
Depreciation and amortization	170,521	104,967	496,437	300,199
EBITDA	326,398	(70,535)	1,017,832	266,349
Stock-based compensation expense	38,466	23,340	142,237	103,585
Change in fair value of derivative instrument	4,422	58,234	(42,717)	35,235
Impairment of assets	—	—	26,253	—
Restructuring costs	20,905	—	20,905	—
Acquisition and integration costs	1,475	—	1,475	—
Net gain from extinguishment of debt	(1,029)	—	(1,029)	—
Net (gain) loss on investments	—	1,000	(12,429)	(4,236)
Early termination expenses	5,000	10,304	5,000	38,061
Adjusted EBITDA (1)	$395,637	$22,343	$1,157,527	$438,994

	Three Months Ended
(in thousands, except return on capital employed)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Reconciliation of last twelve month ("LTM") net income to LTM Adjusted EBITDA (2):
Net income (loss) attributable to common stockholders	$926,692	$678,775	$(329,119)	$541,253	$164,551
Interest income, net	(3,686)	(309)	(4,452)	(3,715)	(4,068)
Income tax expense (benefit)	245,272	158,433	(81,728)	75,495	(26,692)
Depreciation and amortization	637,792	572,238	518,371	441,554	372,749
EBITDA	1,806,070	1,409,137	103,072	1,054,587	506,540
Stock-based compensation expense	196,294	181,168	154,844	157,642	122,322
Change in fair value of derivative instrument	(75,909)	(22,097)	(40,037)	2,043	35,235
Impairment of assets	26,253	26,253	—	—	—
Restructuring costs	20,905	—	—	—	—
Acquisition and integration costs	1,475	—	—	—	—
Net gain on investments	(12,429)	(11,429)	(11,429)	(4,236)	(4,236)
Net gain from extinguishment of debt	(14,150)	(13,121)	(13,121)	(13,121)	—
Early termination expenses	5,000	10,304	15,964	38,061	38,061
Adjusted EBITDA	$1,953,509	$1,580,215	$209,293	$1,234,976	$697,922

LTM total assets	$7,530,146	$6,136,839	$4,985,767	$4,113,902	$2,911,316
Less: LTM total current liabilities	340,990	241,094	155,642	81,332	65,972
Average capital employed	$7,189,156	$5,895,745	$4,830,125	$4,032,570	$2,845,344
Return on capital employed (1)	27%	27%	4%	31%	25%
        SHAREHOLDER LETTER Q3 2025                                                                                                                18
(1) Non-GAAP Financial Measures. In order to provide a more
comprehensive understanding of the information used by our
management team in financial and operational decision-making, we supplement our Condensed Consolidated Financial Statements that have been prepared in accordance with generally accepted
accounting principles in the United States ("GAAP") with the non-
GAAP financial measures of Adjusted EBITDA and return on capital employed .
The Company defines Adjusted EBITDA as (a) GAAP net income (loss)
attributable to common stockholders plus (b) adjustments to add back the impacts of (1) interest, (2) income taxes, (3) depreciation and amortization and (4) adjustments for non-cash and/or non-recurring items, which currently include (i) stock-based compensation expense,
(ii) change in fair value of derivative instrument, (iii) impairment of assets, (iv) restructuring costs, (v) acquisition and integration costs, (vi)
net gain from extinguishment of debt, (vii) net gain/loss on investments and (viii) early termination expenses. The Company defines return on capital employed as (a) the average trailing four quarters' Adjusted
EBITDA divided by (b) average capital employed calculated by averaging the trailing four quarters of total assets less current liabilities.
Management uses Adjusted EBITDA and return on capital employed, along with the supplemental information provided herein, as a means of understanding, managing and evaluating business performance and to help inform operating decision-making. The Company relies primarily on its Condensed Consolidated Financial Statements to
understand, manage and evaluate its financial performance and uses non-GAAP financial measures only supplementally.
We believe that adjusted EBITDA and return on capital employed are useful measures to us and to our investors because they exclude certain financial, capital structure and/or non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-
over-period and relative to our competitors.
Adjusted EBITDA and return on capital employed are not recognized financial measures under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because our calculation of these non-GAAP financial measures may differ from that of other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
(2) Last twelve months ("LTM") net income and Adjusted EBITDA represent the summation of each of the financial measures for the quarters ended September 30, 2025, June 30, 2025, March 31, 2025,
December 31, 2024 and September 30, 2024.
        SHAREHOLDER LETTER Q3 2025                                                                                                                19
Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the U.S. Securities and Exchange
Commission (the "SEC"). If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See
"Forward-Looking Statements" below.

Forward-Looking Statements
This presentation contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical fact, included in this presentation are forward-looking statements. The words "may,"
"will," "could," "anticipate," "expect," "intend," "believe," "continue," "target" and similar expressions or variations or negatives of these words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include, among other things, statements related to our strategy, future operations, growth targets and expansion into adjacent markets. Such forward-looking statements are based on management's current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-
looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the factors set forth under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the SEC.